EXHIBIT 21

mPower Technologies, Inc., New Jersey

Always Ready, Inc., New Jersey

MEDDS, Inc., Wyoming

Microphase Telecommunications, Inc., Delaware

mPhase TV.net, Inc., Delaware

mPhase Television.Net, Inc., Connecticut